Exhibit 99.1

For Immediate Release

Summer Infant, Inc. Announces Fourth Quarter and Full Year 2007 Results

•                  2007 net revenues increased over 54% year over year to $80.5 million

•                  2007  EBITDA increased approximately 59% year over year to $8.0 million

•                  Reiterates 2008 revenue and EBITDA guidance of $95.0 - $100.0 million and $10.2 - $10.6 million, respectively

Woonsocket, RI, March 4, 2008 — Summer Infant, Inc. (the “Company”) (Nasdaq: SUMR, SUMRU, SUMRW), formerly KBL Healthcare Acquisition Corp. II (“KBL”), today announced financial results for the fourth quarter and full year ended December 31, 2007 for Summer Infant (USA), Inc., Summer Infant Europe Limited and Summer Infant Asia Ltd (collectively, the “Summer Operating Companies”).   The Company has included and refers below solely to the Pro Forma operating performance of the Summer Operating Companies on a stand alone basis (excluding the combination with KBL) for the fourth quarter of 2007 and for the fourth quarter of 2006, as this is the clearest comparison of the underlying operations year over year.   The full year 2006 results for both the Summer Operating Companies and KBL may be found in the Form 8-K filed by the Company on March 12, 2007.  The full year 2007 results for the Summer Operating Companies will be contained in the Company’s 10-K for the year ended December 31, 2007, expected to be filed on or before March 31, 2008.

Fourth Quarter 2007 Results

The Summer Operating Companies’ net revenues for the fourth quarter of 2007 were $23.47 million, an 89.6% increase from $12.38 million in the fourth quarter of 2006.  This growth was driven primarily by an expanded product offering at existing customers and penetration into a larger number of stores within existing customers’ networks.  New product introductions within the new soft goods and baby gear categories, continued growth in core categories, and the addition of new customers contributed to the revenue growth in the quarter.

The Summer Operating Companies’ gross profit for the fourth quarter of 2007 was $8.68 million, a 72.8% increase compared to $5.02 million in the fourth quarter of 2006.  Gross margin for the fourth quarter of 2007 decreased approximately 360 basis points to 37.0% from 40.6% in the fourth quarter of 2006.  This decrease is primarily attributable to an increase in costs for products sourced from China, higher resin costs for products manufactured in the US and a change in product mix.  The Company is implementing alternative sourcing strategies and will selectively increase prices to improve gross margins over time.

The Summer Operating Companies’ selling, general and administrative (“SG&A”) expenses excluding depreciation and amortization as well as stock based compensation expense for the fourth quarter of 2007 were $6.42 million, or 27.3% of net revenues, compared to $4.50 million, or 36.4% of net revenues, in the fourth quarter of 2006. The year-over-year decrease as a percentage of net revenues was primarily due to leveraging fixed costs on higher sales.

The Summer Operating Companies’ operating income was $1.49 million in the fourth quarter of 2007, compared to a loss of $0.12 million in the fourth quarter of 2006.  Operating income included litigation and deal-related expenses of $0.31 million and $0.45 million in the fourth quarters of 2007 and 2006, respectively.

Excluding these non-recurring items, the Summer Operating Companies’ adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $2.26 million for the fourth quarter of 2007 compared to the $0.52 million reported in the fourth quarter of 2006.  Adjusted EBITDA margin in the fourth quarter of 2007 increased to 9.6% of net revenues compared to 4.2% in the year-ago quarter. For the quarter ended December 31, 2007, net income was $0.74 million and earnings per share were $0.05. Excluding non-recurring items in both the fourth quarter of 2007 and 2006, earnings per share were $0.07 and breakeven, respectively.

Full Year 2007 Results

For the twelve months ended December 31, 2007, net revenues were $80.52 million, an increase of 54.3% compared to $52.20 million for the twelve months of 2006.   This increase reflects solid growth and expanded product lineups at key retail customers.  Product introductions in the new baby gear and soft goods categories in addition to strength in core product categories contributed to the strong revenue growth.

For the twelve months ended December 31, 2007, Summer Operating Companies’ gross profit was $30.48 million, an increase of 50.0% compared to $20.32 million for 2006.   Gross margin for the full year 2007 decreased approximately 100 basis points to 37.9% from 38.9% in 2006. The decrease is primarily attributable to a change in product mix, in addition to higher commodity costs and continued devaluation of the US dollar.

The Summer Operating Companies’ SG&A expenses excluding depreciation and amortization as well as stock based compensation expense for the twelve months ended December 31, 2007, were $22.46 million, or 27.9% of net revenues, compared to $15.27 million, or 29.3% of net revenues, for 2006.  The year-over-year decrease as a percentage of net revenues was primarily due to leveraging fixed costs on higher sales.

For the twelve months ended December 31, 2007, Summer Operating Companies’ operating income was $5.96 million, or 7.4% of net revenues, compared to $3.15 million, or 6.0% of net revenues, for the twelve months ended December 31, 2006.  Operating income included $0.31 million and $1.23 million of litigation and deal-related expenses in 2007 and 2006, respectively.

Excluding these non-recurring items, adjusted EBITDA was $8.02 million for the twelve months ended December 31, 2007, a 58.9% increase compared to $5.05 million for 2006.  Adjusted EBITDA margin for the twelve months ended December 31, 2007 increased approximately 30 basis points to 10.0% compared to 9.7% for the twelve months ended December 31, 2006.

“2007 was a milestone year for Summer Infant,” commented Jason Macari, Chief Executive Officer of the Company.  “We successfully completed the transaction with KBL, which allowed us to become a public company and provided us the necessary capital for our next stage of growth.  We also successfully completed a tender offer for the majority of our outstanding warrants, which simplified our capital structure and eliminated a significant amount of overhang in the marketplace.  In addition, we continued to execute on our operational plan, including the introduction of our new soft goods category, the addition of several key retailers to our customer portfolio, and continued penetration within our existing customer base.  Most importantly, we delivered solid financial performance throughout the year, generating revenue well above our expectations, and despite the impact of rising raw material, currency and labor costs, EBITDA at the high end of our previously announced guidance range.”

Mr. Macari continued, “Looking ahead, we continue to see solid demand at our retail customers and we remain confident in our sales forecast for 2008.  As we anticipate raw material inflation, higher labor costs and devaluation of the US dollar in China, we are implementing sourcing and supply chain initiatives to help offset these near-term price pressures.  In addition, we believe we have built a solid brand name and industry-leading product quality levels, and thus, remain confident in our ability to implement select price increases to pass on some of the incremental costs we are experiencing in the marketplace.”

Based on customer commitments to date and sales data at the retail level, the Company continues to expect net revenues for 2008 to be in the range of $95.0 to $100.0 million and EBITDA for 2008 to be in the range of $10.2 to $10.6 million, excluding the impact of any acquisitions.  The Company reiterates its expected earnings per share guidance for 2008 to be in the range of $0.30 to $0.32.  This outlook assumes stable currency exchange rates and raw material prices for the remainder of the fiscal year and, to the extent there are further changes in currency valuation or raw material prices, that the Company is successful in implementing future select price increases to its customers.

As of December 31, 2007, the Company had $1.8 million of cash and $21.8 million of debt on the balance sheet.  The debt consists of $17.6 million outstanding on the Company’s line of credit and $4.2 million of other debt primarily related to the construction of the new corporate headquarters.  In January 2008, the Company increased its working capital line of credit to $25.0 million from $22.0 million.

Summer Infant, Inc will host a conference call today, Tuesday March 4, 2008 at 4:30 p.m. Eastern Time, to discuss financial results for its fourth quarter and full year ended December 31, 2007.  This call is being web cast and can be accessed by visiting the Investor section of our website at www.summerinfant.com.  Investors may also listen to the call via telephone by (913) 312-0410 (pass code 4736323).  In addition, a telephone replay will be available by dialing (719) 457-0820 (pass code 4736323) through March 18, 2008, at 11:59 p.m. Eastern Time.

About Summer Infant, Inc.

Based in Woonsocket, Rhode Island, the Company is a designer, marketer and distributor of branded durable juvenile health, safety and wellness products (for ages 0-3 years), which are sold principally to large U.S. retailers.  The Company currently sells proprietary products in a number of different categories, including nursery audio/video monitors, safety gates, durable bath products, bed rails, infant thermometers and related health and safety products, booster and potty seats, soft goods, bouncers, strollers, highchairs and swings.

Use of Non-GAAP Financial Information

This release includes certain financial information (EBITDA) not derived in accordance with generally accepted accounting principles (“GAAP”). The Company believes that the presentation of this non-GAAP measure provides information that is useful to investors as it indicates more clearly the ability of Summer’s assets to generate cash sufficient to pay interest on its indebtedness, meet capital expenditure and working capital requirements and otherwise meet its obligations as they become due. This presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP. The Company has included a reconciliation of this information to the most comparable GAAP measures in a table below the Statement of Operations.

Forward Looking Statements

Certain statements in this release that are not historical fact may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby.  Such forward-looking statements include statements regarding expected operating performance in fiscal 2008, and expected customer commitments for 2008.  The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements.  Such factors include the concentration of the Company’s business with retail customers; the ability of the Company to compete in the industry; the Company’s dependence on key personnel; the Company’s reliance on foreign suppliers; and other risks as detailed in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, Definitive Proxy filed February 13, 2007, and subsequent filings with the Securities and Exchange Commission.  The Company assumes no obligation to update the information contained in this presentation.

Contact:

Joe Driscoll

Chief Financial Officer

Summer Infant, Inc.

(401) 671-6922

or

Devlin Lander

Integrated Corporate Relations

(415) 292-6855

Summer Operating Companies

Pro Forma Consolidated Statements of Operations (unaudited)

(in thousands of US dollars, except for share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006

Net revenues	$23,474	$12,384	$80,517	$52,197
Cost of goods sold	14,792	7,361	50,037	31,873
Gross profit	8,682	5,023	30,480	20,324
Selling, general, and administrative expenses	6,419	4,502	22,458	15,274
Depreciation & amortization	376	197	1,378	668
Non-cash stock option expense	95	0	376	0
Litigation and deal-related expenses	305	446	305	1,230
Income (loss) before interest	1,487	(122)	5,963	3,152
Interest expense	246	285	239	938
Income (loss) before taxes	$1,241	$(407)	$5,724	$2,214
Provision for income taxes(1)	496	(163)	2,259	886
Net income (loss)	$745	$(244)	$3,465	$1,328

Earnings (loss) per share	$0.05	$(0.02)	$0.26	$0.12

Shares used in fully diluted EPS	13,908,000	11,200,000	13,507,097	11,200,000

Pro forma net income:
Reported net income (loss)	$745	$(244)	$3,465	$1,328
Pro forma adjustment—after-tax litigation and deal-related expenses	183	268	183	738
Pro forma net income	$928	$24	$3,648	$2,066

Pro forma earnings per share	$0.07	$0.00	$0.27	$0.18

EBITDA Reconciliation:
Income (loss) before interest	1,487	(122)	5,963	3,152
Plus: depreciation & amortization	376	197	1,378	668
Plus: non-cash stock option expense	95	0	376	0
Plus: litigation and deal-related expenses	305	446	305	1,230
EBITDA	$2,263	$521	$8,022	$5,050

(1)Provision for income taxes assumes a pro forma income tax rate of 40% for 2006.

The above condensed income statement reflects the unaudited operating performance of Summer Operating Companies on a stand alone basis for Q4 of 2007 versus 2006.  This is the clearest comparison of the underlying operations year over year, as it excludes the impacts of the combination with KBL. This is a pro forma comparison for informational purposes only.  The actual year reporting in Form 10-K will contain the twelve months of activity of KBL Healthcare plus the Summer operating performance subsequent to the merger (March 6, 2007 through December 31, 2007).

Summer Infant, Inc.

Consolidated Balance Sheet

(in thousands of US dollars)

Unaudited December 31, 2007

Cash and cash equivalents	$1,771
Trade receivables	21,245
Inventory	19,327
Property and equipment, net	9,279
Goodwill and other intangibles	40,283
Other assets	808
Total assets	$92,713

Line of credit	$17,591
Accounts payable and accrued expenses	17,609
Current portion of long term liabilities	293
Long term liabilities, less current portion	3,950
Total liabilities	39,443

Total stockholders equity	53,270
Total liabilities & stockholders equity	$92,713

The December 31, 2007 amounts include the effects of the merger between KBL Healthcare and Summer Infant which occurred on March 6, 2007.